EXHIBIT 10.1

CONFIDENTIAL

December 20, 2023

Airship AI Holdings, Inc.

12226 134th Court NE

Redmond, WA 98052

RE:	Amendment to form of Parent Bylaws

Ladies and gentlemen:

Reference is made to the (i) Merger Agreement entered into on June 27, 2023, as amended on September 22, 2023, by and among Airship AI Holdings, Inc., a Washington corporation (the “Company”), BYTE Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), and BYTE Merger Sub, Inc., a Washington corporation, attached as Exhibit A hereto (the “Merger Agreement”), and

(ii) the bylaws to be adopted by Parent concurrently with the Domestication (as defined in the Merger Agreement) in the form set forth on Exhibit B to the Merger Agreement (the “Parent Bylaws”). Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Merger Agreement unless specified otherwise.

Pursuant to the Merger Agreement, concurrently with the Domestication, Parent shall adopt the Parent Bylaws substantially in the form attached as Exhibit B to the Merger Agreement with such changes as may be agreed in writing by Parent and the Company. Parent wishes to amend Section 7.14(d) of the Parent Bylaws by adding the underlined and bolded text below:

(d) Notwithstanding the other provisions set forth in this Section 7.14 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the lock-up obligations set forth in this Section 7.14, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any lock-up obligations set forth in Section 7.14, and any waiver, amendment or repeal of this Section 7.14(d), shall require the unanimous approval of the directors; provided, further, that the lock-up obligations set forth in this Section 7.14 shall not apply to the Lock-up Shares of any Lock-up Holder that have been released from the lock-up obligations set forth herein in writing by the Corporation prior to the Closing Date.

Parent and the Company hereby agree (i) to amend Section 7.14(d) of the Parent Bylaws as set forth above, and (ii) that the form of Parent Bylaws attached as Exhibit B hereto is the form of Parent Bylaws be adopted by Parent concurrently with the Domestication in accordance with the Merger Agreement.

Parent and the Company hereby agree that the Lock-up Shares of Mulan Ventures LLC and Ronald P. Erickson shall be released from and shall not be subject to the lock-up obligations set forth in the Parent Bylaws.

This letter agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Merger Agreement is terminated in accordance with its terms. The provisions set forth in Section 11.7 (Governing Law), Section 11.15 (Waiver of Jury Trial), Section 11.16 (Submission to Jurisdiction) and Section 11.18 (Remedies) of the Merger Agreement shall apply mutatis mutandis to this letter agreement.

No amendment or waiver of any provision of this letter agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

This letter agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

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Very truly yours,

BYTE ACQUISITION CORP.

By:	/s/ Samuel Gloor
Name: Samuel Gloor
Title: Chief Executive Officer and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

AIRSHIP AI HOLDINGS, INC.

By:	/s/ Victor Huang
Name: Victor Huang
Title: CEO

[Signature Page to Letter Agreement]

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